Exhibit 10.9

FORM OF

THIRD AMENDED, RESTATED AND CONSOLIDATED FUEL DISTRIBUTION AGREEMENT

THIS THIRD AMENDED, RESTATED AND CONSOLIDATED FUEL DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into on the date of, and immediately prior to the closing of the initial public offering of the class A common stock of ARKO PETROLEUM CORP., a Delaware corporation (“APC”), to be retroactively effective as of the first day of the calendar month in which such closing occurs (the “Effective Date”) among GPM PETROLEUM, LLC, a Delaware limited liability company (“SBI Holder”), GPM EMPIRE, LLC, a Delaware limited liability company (“Licensee Supplier”), and GPM INVESTMENTS, LLC, a Delaware limited liability company (“GPM Investments”), on behalf of itself and all of its current and future direct and indirect wholly-owned subsidiaries, and other affiliates operating convenience stores and gas stations other than APC and its subsidiaries (such entities, individually and collectively, a “Purchaser”), each of the parties to the Agreement having its principal place of business at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227.

WITNESSETH

WHEREAS, SBI Holder is currently engaged in the sale and distribution of branded and unbranded gasoline (all grades), diesel fuel, ethanol, biodiesel and kerosene (the “Product”). SBI Holder is currently the exclusive supplier of the Product for all (subject to Section 1(b)) of the convenience stores and gasoline facilities operated by Purchaser (the “Stations”) pursuant to that certain Second Amended and Restated Fuel Distribution Agreement dated September 30, 2020 (as further amended, the “Prior Fuel Distribution Agreement”).

WHEREAS, SBI Holder and Licensee Supplier have entered into that certain Agreement Regarding SBI and Fuel Supply (the “SBI Agreement”) pursuant to which, as of the Effective Date, (a) SBI Holder assigned to Licensee Supplier, and Licensee Supplier assumed from SBI Holder all of SBI Holder’s rights and obligations to purchase fuel under its contracts with fuel suppliers and (b) SBI Holder granted to Licensee Supplier the SBI License (as defined in the SBI Agreement) in exchange for the Licensing Fee (as defined in the SBI Agreement) which permits Licensee Supplier to be the exclusive distributor of the Product to the Purchaser under this Agreement.

WHEREAS, in addition to the supply of fuel, Purchaser desires for SBI Holder to provide certain fuel pricing services to Purchaser.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legal bound, hereby agree as follows:.

1. Exclusive Supplier.

(a) During the Applicable Term (as defined below), Licensee Supplier shall be the sole and exclusive supplier of the Product to be sold from the Stations, and Purchaser shall sell from the Stations only the Product supplied by Licensee Supplier , subject to Section 2(c). Licensee Supplier hereby agrees to supply Purchaser with such grades and quantities of the Product as Purchaser shall order, excepting interruptions covered in Section 11.

(b) Purchaser expressly covenants and agrees that, during the Applicable Term and except as otherwise provided herein, Purchaser will not obtain Product for the Stations from any source other than Licensee Supplier and will not deliver Product purchased hereunder to any location other than the Stations. In the event of a breach of the foregoing covenant, in addition to any other right or remedy afforded to Licensee Supplier under this Agreement or under any applicable law, statute or regulation, (i) Licensee Supplier and Purchaser acknowledge and agree that it would be extremely difficult to accurately determine the amount of damages suffered by Licensee Supplier as a result of such breach and (ii) Purchaser further agrees that money damages may not be a sufficient remedy for any breach of the foregoing covenant, and that Licensee Supplier also shall be entitled to seek specific performance, injunctive relief or other equitable relief as a remedy for any such breach without the necessity of posting a bond or other security, except as may be expressly mandated under any applicable federal or state statute. Each of the foregoing remedies shall be in addition to and not in lieu of or at the exclusion of any and all other remedies available to Licensee Supplier under this Agreement or at law or equity. Notwithstanding the foregoing, Licensee Supplier acknowledges that if a Station is required by Licensee Supplier to acquire fuel from a specified supplier other than Licensee Supplier (whether (v) due to excise tax limitations; (w) as a requirement of a lease; (x) due to a restrictive covenant on real estate; (y) due to such Station being acquired subject to a jobber agreement which cannot be terminated or assigned to Licensee Supplier; provided that Purchaser shall be required to purchase its motor fuel requirements for any such store from the SBI Holder as soon as reasonably possible and, in any case, no later than the expiration of the remaining initial term of the applicable pre-existing supply agreement; or (z) otherwise due to circumstances outside of Purchaser’s control), then Purchaser may obtain fuel in compliance with, and to the extent required by, such requirement or as otherwise permitted by Licensee Supplier.

(c) A Station shall be automatically removed from this Agreement in the event that (i) Purchaser closes such Station, (ii) Purchaser’s lease for such Station terminates or expires for any reason or (iii) Purchaser sells such location to a third party who is not an affiliate of Purchaser and Purchaser has not entered into an agreement to supply Product to such Station; provided that, in the case of this Section 1(c)(iii), consent of Licensee Supplier is required to remove such Station from this Agreement unless (x) Purchaser has agreed to substitute one or more locations as Stations(s) which will require the supply of no less than equivalent volume of Product within 6 months of such sale, (y) Licensee Supplier becomes a direct supplier of fuel to the third party who will operate such Station, or (z) such sale does not cause the decrease in the aggregate volume of Product sold at Stations under this Agreement (such volume of Product with respect to each sold Station to be calculated as of the prior full 12 month period preceding such sale) to exceed 10% of the aggregate volume of Product sold by Licensee Supplier under this Agreement during the full 12 month period preceding the sale in question.

2. Volume Commitments.

(a) During the Applicable Term, unless earlier terminated by Purchaser in accordance with Section 10, the quantity of Product covered by this Agreement shall be all of Purchaser’s requirements for the Stations.

(b) Notwithstanding the foregoing, during any period of this Agreement for which the amount of any such Product that Licensee Supplier is required to supply to Purchaser is prescribed by government rules, regulations or orders, the quantity of such Product to be supplied by Licensee Supplier to Purchaser covered hereby shall be the quantity so prescribed instead of the quantity described in Section 2(a) above.

(c) In the event that Licensee Supplier is unable to distribute all motor fuel volumes that Purchaser desires to purchase from Licensee Supplier Purchaser may purchase from third parties its requirements of any motor fuel volumes in excess of the amounts of such motor fuel supplied by Licensee Supplier. Additionally, with respect to Stations located in Massachusetts, Purchaser and its subsidiaries may purchase Product for such Stations from third parties so long as Purchaser provides an accounting of each gallon of Product purchased for such and pays Licensee Supplier an amount equal to the Adder for each such gallon purchased from third parties.

3. Delivery and Risk of Loss.

(a) Deliveries of Product where Licensee Supplier arranges for transportation shall be made at Purchaser’s sole expense f.o.b. at the delivery point. The Product shall be delivered by Licensee Supplier to Purchaser directly or through Purchaser’s hired common carrier.

(b) In all cases, title to, and risk of loss of, all Product shall pass from Licensee Supplier to Purchaser when such Product is placed in the tank at the Station.

(c) In addition to the Product costs set forth in Section 4 below, Purchaser shall pay to Licensee Supplier the actual cost of freight to the Stations after all discounts and rebates are applied, with such payment due to SBI Holder in accordance with Section 5. Purchaser shall strictly comply with all applicable rules and regulations of terminals and facilities at which Purchaser receives Product from Licensee Supplier.

4. Product Cost. Purchaser shall pay Licensee Supplier the Rack Price, as hereinafter defined, for its purchases of the Product, plus (i) all applicable taxes, fees and governmental surcharges, and (ii) the Adder. The term “Rack Price” shall mean the posted rack price of the branded fuel supplier or unbranded seller of such Product, as applicable, in effect at the terminal of origin for its wholesalers as of the time and date of delivery to Purchaser. The term “Adder” shall mean six cents ($0.06) per gallon, unless the foregoing Adder is adjusted by mutual agreement of Purchaser and Licensee Supplier; it being understood that Purchaser shall consent in good faith to any adjustment proposed by Licensee Supplier due to an increase in its costs of performing services hereunder. Purchaser shall retain and be entitled to (x) any prompt payment discounts and (y) all other discounts or rebates for all Stations, as offered by the branded fuel supplier (or any unbranded supplier) and earned by Licensee Supplier or any other discounts allowed by law, and Licensee Supplier shall use its commercially reasonable efforts to make its payments to its suppliers in a manner that maximizes such discounts and rebates; it being understood that Purchaser’s ability to receive such discounts and rebates was material in Purchaser’s agreement to the payment terms herein. All prices charged by Licensee Supplier are subject to the provisions of applicable law. It is agreed that any duty, tax, fee or other charge which Licensee Supplier may be required to collect or pay under any municipal, state, federal or other laws now in effect or hereafter enacted with respect to the production, manufacture, inspection, transportation, storage, sale, delivery or use of the Product covered by this Agreement shall be added to the prices to be paid by Purchaser for Product purchased hereunder.

5. Credit, Payment and Credit Cards.

(a) With respect to all amounts owed to Licensee Supplier hereunder, Purchaser shall pay Licensee Supplier via electronic funds transfers (“EFT”), which EFTs shall be activated by SBI Holder in accordance with this Section 5(a):

(i) Except as provided in Section 5(a)(ii), Purchaser shall pay all amounts due to Licensee Supplier five (5) days from the date of the applicable invoice from Licensee Supplier, including the amounts due in accordance with Sections 3 and 4. Any EFT will be activated by SBI Holder on the bank and account designated by Purchaser. The amount drafted will be the total charges due and payable by Purchaser for the Product and the applicable freight.

(ii) Purchaser shall also pay for taxes and any other charges and fees associated with the sales of the Product, with such payment to be made on invoice unless otherwise agreed by SBI Holder.

(iii) Any money owed by Purchaser to Licensee Supplier after the due date shall bear interest at the rate of the lesser of (a) 1% per month (12% annual percentage rate) and (b) the maximum interest rate permitted by law.

(b) All bills and statements rendered to Purchaser by Licensee Supplier during any month shall conclusively be presumed to be true and correct after sixty (60) days following the end of any such month, unless within such sixty (60) day period, Purchaser delivers to SBI Holder written exception thereto setting forth the item or items questioned and the basis therefor. Time is of the essence in Purchaser’s complying with this provision. Notwithstanding the foregoing, Purchaser hereby acknowledges and agrees that, with respect to deliveries made at any terminal to Purchaser’s transport trucks or common carrier, if any, the amount of Product purchased as stated by the terminal shall be deemed to be accurate.

(c) Unless restricted by a Product brand, Purchaser may arrange for its own credit card processing. If any of the Product sold at a Station is branded, Purchaser shall be bound by all of the terms and conditions of any branded fuel SBI Holder’s credit card guide, as amended from time to time, including but not limited to the requirement to accept and honor for processing all credit cards identified in such credit card guide. To the extent SBI Holder receives credit card receipts for the Stations, Licensee Supplier shall, subject to Section 5(e), remit such receipts to Purchaser via EFT on a daily basis; provided that, Purchaser shall be solely responsible for credit sales tickets not evidencing deliveries of products or services authorized by the credit card guide, those which are not completed in accordance with the requirements thereof and other chargebacks and in such event, the value of such credit sales tickets shall immediately become due and owing to SBI Holder and may be deducted from subsequent EFTs of credit card receipts from Licensee Supplier to Purchaser. Purchaser and SBI Holder agree that all credit card sales at the Stations shall be made pursuant to the branded fuel SBI Holder’s required point of sale system for processing credit cards and Purchaser shall bear the expense of the credit card fees for such sales.

(d) Purchaser hereby represents and warrants to Licensee Supplier that the sale of petroleum and other products at the Stations is and will be in compliance with the Payment Card Industry (“PCI”) data security standards, as such standards are in effect from time to time. SBI Holder acknowledges that as of the Effective Date not all of Purchaser’s outside dispensers are EMV compliant. Purchaser hereby agrees to indemnify and hold harmless SBI Holder from any breach of such PCI and EMV standards by Purchaser during the Applicable Term.

(e) Licensee Supplier shall have the right, but not the obligation, to offset any indebtedness owed by SBI Holder to Purchaser against any indebtedness owed by Purchaser to Licensee Supplier, whether arising from the receipt of credit card proceeds or otherwise.

6. Marketing and Advertising; Handling of the Product; Maintenance; Fuel Pricing Services.

(a) Purchaser agrees to market the Product under the brands, trade names and trademarks established for the Product, and not to sell the petroleum products of other branded fuel suppliers during the Applicable Term, except as permitted hereby. Purchaser agrees that Purchaser shall maintain the Stations in strict compliance with each applicable brand’s image standards, as such standards are changed from time to time during the Applicable Term. Purchaser acknowledges that such trademarks are owned by or used by the applicable branded fuel supplier, which retains the right, subject to requirements of law, to withdraw these from Purchaser at any time notwithstanding any request or demand by Licensee Supplier to the contrary. Subject to the approval of the applicable branded fuel suppliers, Licensee Supplier grants to Purchaser the non-exclusive right to use such Licensee Supplier’s proprietary marks in connection with the advertising, marketing, and resale of the branded Product purchased from Licensee Supplier under this Agreement. Purchaser agrees that, with respect to any Station where it sells branded Product, petroleum products of other branded suppliers or unbranded products will not be sold by Purchaser at such Station under the applicable branded supplier’s proprietary marks.

(b) Purchaser shall be responsible for the handling and marketing, including all point of sale materials, of the Product, including charges therefor, and shall comply with all requirements of any governmental agency and the branded fuel supplier with respect thereto. Purchaser shall not allow or permit any Product sold hereunder to be mislabeled, misbranded or contaminated by mixture or adulteration with any other motor fuel, if applicable, or with any other material. This includes contamination by water. Licensee Supplier shall not be liable, nor shall Licensee Supplier reimburse any customer of Purchaser for any damages, repairs or losses that result from contaminated gasoline dispensed into a vehicle by Purchaser or Purchaser’s agents, representatives, or employees. Purchaser covenants and agrees that all petroleum products to be sold at the Stations will be provided by Licensee Supplier hereunder, and no petroleum products to be sold at the Stations will be provided by any other supplier.

(c) Purchaser is solely responsible for all exterior maintenance and all interior maintenance at the Stations, including, without limitation, the maintenance and replacement of the underground storage tanks, subsurface systems, dispensing equipment and consoles and all other equipment associated with the sale of the Product at the Stations, the maintenance of the lights on the canopy and identification sign effect.

(d) APC agrees to provide the Fuel Pricing Services to Purchaser. As used herein (the “Fuel Pricing Services” means researching pricing in relevant markets, utilizing software to optimize pricing, and sending pricing to Stations. Notwithstanding the foregoing, Purchaser has the right in its sole discretion to change the price at any Station at any time.

7. Branding; Rebranding; Amortization of Costs of Improvements.

(a) Subject to Purchaser’s approval, Licensee Supplier shall have the right to substitute the current branded fuel supplier trademarks for trademarks owned or controlled by any other major fuel supplier. In the event of such substitution at the request of Licensee Supplier, Licensee Supplier undertakes to arrange for and bear the cost, if any, of the replacement of such signs, symbols, and similar indicia which must be replaced as a consequence of such substitution and any other cost or expense related to such substitution and Licensee Supplier shall bear any penalties or costs, including, but not limited to, image repayment or recapture obligation as the result of debranding such Station (all of the foregoing, collectively “Licensee Supplier-Initiated Rebranding Costs”).

(b) Purchaser may at any time request to substitute the current branded fuel supplier trademarks for trademarks owned or controlled by any other major fuel supplier for whom Licensee Supplier is a jobber or to become unbranded at any Station. In the event of such substitution at the request of Purchaser, Purchaser undertakes to arrange for and bear the cost, if any, of the replacement of such signs, symbols, and similar indicia which must be replaced as a consequence of such substitution and any other cost or expense related to such substitution and Purchaser shall bear any penalties or costs, including, but not limited to, image repayment or recapture obligation as the result of debranding such Station.

(c) Upon termination, nonrenewal, or expiration of this Agreement or prior thereto upon demand by a branded supplier, Purchaser’s right to use the proprietary marks of such branded fuel supplier will terminate, and Purchaser shall discontinue the posting, mounting, display or other use of such branded fuel supplier’s proprietary marks. In the event that Purchaser fails to do so to the satisfaction of such branded supplier or Licensee Supplier, subject to applicable law, the branded fuel supplier and Licensee Supplier (i) shall have the right to cause any and all signage, placards, and other displays bearing the proprietary marks to be removed from the Stations; and (ii) shall have the right to use any means necessary to remove, cover or obliterate the proprietary marks, including entry to the Stations to do so. In the event the branded fuel supplier or Licensee Supplier take any such action hereunder, Purchaser shall bear all costs and expenses thereof, including without limitation the costs of removing, obliterating, or covering the proprietary marks.

(d) Purchaser shall be entitled to all rebranding and image enhancement incentives, bonuses and other payments including, but not limited to, incentives related to (i) the conversion of retail sites into branded sites, (ii) the demolition of retail sites and (iii) the construction of branded sites (collectively with clauses (i) and (ii), “Branding Costs”) offered by any branded fuel supplier. Purchaser shall promptly repay to Licensee Supplier, upon written demand of Licensee Supplier, (i) any unamortized Branding Costs, (ii) any unamortized renewal incentive reimbursements, including, but not limited to, payments made pursuant to any promissory notes issued by Licensee Supplier to a branded fuel supplier, (iii) any penalties pertaining to the failure to meet image requirements and guidelines, including, but not limited to, attorney’s fees and (iv) any costs related to signage removal and site de-branding other than Licensee Supplier-Initiated Rebranding Costs, including, but not limited to, attorney’s fees. Licensee Supplier shall maintain records indicating the total amount due and owing from Purchaser with respect hereto and shall, upon written request by Purchaser, provide Purchaser with copies of such records.

8. Environmental Matters.

(a) Purchaser hereby represents and warrants that it is and will at all times be in compliance in all material respects with all requirements imposed by any law, rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect and applicable to the Stations and the operation of Purchaser’s business at the Stations which relate to (i) pollution or protection of the air, surface water, ground water or land; (ii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iii) exposure to hazardous or toxic substances; and (iv) regulation of the manufacture, processing, distribution in commerce, use, or storage of chemical substances.

(b) If any Product spill, leak or release occurs at the Stations in connection with Purchaser’s operation thereof or otherwise, or if any representation and warranty in Section 8(a) should cease to become true at any time during the Applicable Term, Purchaser shall (i) to the extent applicable, notify the appropriate governmental authorities and (ii) take such action as required by the governmental authority having jurisdiction, to clean up the spill, leak or release or other contamination and prevent further damage. If Licensee Supplier or SBI Holder incurs any loss due to the environmental condition of the Stations or the environmental damage caused by Purchaser in the operation of their business (including natural resources damages, penalties for noncompliance or costs incurred in complying with environmental laws), Purchaser shall pay Licensee Supplier or SBI Holder, as applicable, on demand the amount of any such losses and costs. This remedy is in addition to Licensee Supplier’s and SBI Holder’s other remedies and indemnities under this Agreement or at law.

(c) Purchaser shall be responsible for compliance with all regulations relating to inventory controls maintenance of all underground storage tanks, and Purchaser shall measure the inventory of all underground storage tanks daily by tank sticking (on a per grade basis) or other industry-accepted measurement technique, and reconcile the measured inventory with meter readings daily. Purchaser shall keep a daily log of all underground storage tank inventory readings at the Stations and all other government mandated environmental records. All such records and logs shall be available for inspection by Licensee Supplier and SBI Holder at any reasonable time.

9. Indemnification. Purchaser agrees to indemnify, pay, and hold harmless SBI Holder, Licensee Supplier and each of their affiliates and all of their respective officers, directors, members, managers, partners, employees, shareholders, advisors, agents, and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Party”) from and against any and all actual losses, claims, damages, actions, judgments, suits, costs, expenses, disbursements, and liabilities, joint or several, of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for any Indemnified Party, and including any out-of-pocket costs associated with any discovery or other information requests), whether direct, indirect, special, or consequential and whether based on any federal, state, or foreign laws, statutes, rules, or regulations (including securities and commercial laws, statutes, rules, or regulations) on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any Indemnified Party, in any manner relating to or arising out of, in connection with, or as a result of (i) this Agreement, the Prior Fuel Distribution Agreement, Product, the transactions contemplated herein, or any related guarantees, security documents, agreements, instruments, or other documents, (ii) the negotiation, formulation, preparation, execution, delivery, or performance of the foregoing, (iii) any claim, litigation, investigation, or proceeding relating to the foregoing, regardless of whether any Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated, (iv) the negligent or willful misconduct of Purchaser or any of its employees or agents, in connection with the handling, storage or sale of the Product on or from the Stations, (v) any violation by Purchaser or any of its employees or agents, of any law, rule, regulation or ordinance now existing or hereinafter enacted, promulgated or modified with respect to the hauling, handling, storage or sale of the Product, including any environmental contamination, (vi) any defects in the equipment used by Purchaser with respect to the transporting, storage, handling or dispensing of the Product, or (vii) any breach, default, violation, misrepresentation or breach of warranty by Purchaser in or under this Agreement or any other agreement or instrument executed by Purchaser in connection with this Agreement or the transactions contemplated herein (such foregoing amounts, collectively, the “Losses” and the obligation of Purchaser, the “Indemnification Obligations”). Purchaser shall reimburse, indemnify, and hold harmless each Indemnified Party reasonably promptly, but in no event later than 30 days following written demand therefor. Notwithstanding anything to the contrary contained in this Agreement, the Indemnification Obligations set forth herein shall survive the expiration or termination of this Agreement and (ii) shall be binding on any successor or assign of SBI Holder, Licensee Supplier and the successors or assigns to any material portion of its business and assets.

10. Term. This Agreement shall be in effect for a term beginning on the Effective Date and shall end on the date that is ten (10) years following the last day of the month in which the Effective Date occurs (the “Applicable Term”).

11. Force Majeure.

(a) Notwithstanding anything to the contrary in this Agreement, in the event that either party hereto is hindered, delayed or prevented by “force majeure” in the performance of this Agreement, the obligation of the party so affected shall be suspended and proportionally abated during the continuance of the force majeure condition and the party so affected shall not be liable in damages or otherwise for its failure to perform. The term “force majeure” as used herein shall mean any cause whatsoever beyond the control of either party hereto, including, but not limited to (i) act of God, flood, fire, explosion, war, riot, strike and other labor disturbance; (ii) failure in, or inability to obtain on reasonable terms, raw materials, finished products, transportation facilities, storage facilities and/or manufacturing facilities; (iii) diminution, nonexistence or redirection of supplies as a result of compliance by the branded fuel supplier, voluntary or otherwise, with any request, order, requisition or necessity of the government or any governmental officer, agent or representative purporting to act under authority, or with any governmental or industry rationing, allocation or supply program; and (iv) the branded fuel supplier’s inability to meet the demand for its products at the branded fuel supplier’s normal and usual source points for supplying SBI Holder, regardless of the branded fuel SBI Holder’s reasoning for its inability to meet the demand for its products, including whether the branded fuel supplier may have been forced to divert certain supplies from such source points in order to alleviate shortages at other distribution points.

(b) Notwithstanding anything to the contrary in this Agreement, if, for any reason, any branded fuel supplier is unable to supply the requirements of all of its customers of any Product and such supply constriction affects Licensee Supplier, Licensee Supplier’s obligation while such condition exists shall, at its option, be reduced to the extent necessary in its sole judgment and discretion to apportion fairly and reasonably among Licensee Supplier’s customers the amount of product which it is able to supply. Purchaser shall not hold Licensee Supplier responsible in any manner for any losses or damages which either party may claim as a result of any such apportionment. Licensee Supplier shall not be required to make up any deficiency in any Product not delivered as a result of any such apportionment.

(c) Nothing in this Section 11 shall excuse Purchaser from making payment when due for purchases made under the Agreement.

12. Inspection of Records; Audit. Purchaser acknowledges that Licensee Supplier shall have a right to inspect Purchaser’s operation of its business and the operation of the motor fuel dispensing business for each Station, and in particular shall have a right to verify that Purchaser is complying with all its contractual obligations contained in this Agreement and is complying with all federal, state and local laws and regulations pertaining to environmental protection and trademark use. In order to verify that Purchaser is complying with all its contractual obligations and all environmental laws and trademark laws, Purchaser hereby agrees that Licensee Supplier may enter Purchaser’s places of business, including the Stations, for purposes of conducting an inspection and audit. As part of any inspection and audit, Licensee Supplier shall be allowed to review all records including, but not limited to, all records of purchases, deliveries, sales and inventory reconciliation. SBI Holder may, at any reasonable time and without prior notice, conduct a walk through and visual inspection of the Stations.

13. Relationship of the Parties. Purchaser is an independent organization with the exclusive right to direct and control its business operations, including the establishment of the prices at which products and merchandise are sold at the Stations, subject to applicable laws and regulations.

14. Waiver; Jurisdiction; Amendment and Restatement of Prior Fuel Distribution Agreement; Entire Agreement; etc. The failure of any party to require strict performance by any other party hereunder, or any course of dealing between the parties hereto, shall not be deemed a waiver of any of the terms or conditions of this Agreement or of any right or remedy available to either party at law or in equity. Purchaser and Licensee Supplier covenant and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law rules that would result in the application of the laws of any jurisdiction other than those of the Commonwealth of Virginia. This Agreement shall not be amended or modified, and no waiver of any provision hereof shall be effective, unless set forth in a written instrument duly executed by the parties hereto. The Prior Fuel Distribution Agreement is hereby amended and restated to read in its entirety as set forth in this Agreement. This Agreement contains the entire agreement between the parties relating to the matters addressed herein and the transactions contemplated hereunder and supersedes, amends and restates, all prior and contemporaneous negotiations, undertakings and agreements, whether written or oral, between the parties and their affiliates including the Prior Fuel Distribution Agreement. It is hereby agreed to and understood by the parties to this Agreement that if SBI Holder obtains a judgment against Purchaser for breach of any provisions hereof, SBI Holder’s contract damages include all attorney’s fees and other litigation expenses incurred by SBI Holder in obtaining such judgment. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

15. Laws. Purchaser recognizes that it is handling hazardous substances and agrees that in receiving, storing, handling, offering for sale, selling, delivering for use, exchanging in trade or using itself Product purchased from Licensee Supplier, Purchaser will in all respects exercise the strictest care required by law and that it will comply with any and all applicable federal, state and local laws, ordinances, as exist now or hereinafter come into force, including, but not limited to, those governing dispensing equipment, pollution, the maximum sulfur content of fuel, the maximum reid vapor pressure of motor fuel, the oxygen content of motor fuel, the dying requirements for diesel fuel, the maximum lead content of motor fuel and the labeling of pump stands and dispensers of motor fuel, the use and labeling of product containers, the use, maintenance and labeling of product storage tanks, the prevention of spills, leaks, venting or other improper escape from product containers or storage tanks, and the method of cleanup or disposal of product which has leaked, spilled, vented or otherwise improperly escaped from containers or storage tanks. PURCHASER WILL DEFEND, INDEMNIFY AND HOLD SELLER, ITS SUCCESSORS AND ASSIGNS, HARMLESS AGAINST ALL LOSSES, CLAIMS, CAUSES OF ACTION, PENALTIES, FINES, LIABILITIES, ATTORNEYS’ FEES AND INTEREST ARISING OUT OF PURCHASER’S FAILURE TO COMPLY WITH THE PRECEDING SENTENCE, and such failure by Purchaser shall entitle Licensee Supplier to cancel this Agreement immediately as it applies to the Product affected by such failure or other products which require the same standard of care.

16. Price Regulation. Notwithstanding any other provision of this Agreement to the contrary, if any state or local law, rule, regulation, or order (a) regulating the price at which Product to be sold hereunder may be sold to Purchaser or (b) limiting the discretion of Licensee Supplier to determine to whom it will sell such Product, becomes effective during the Applicable Term in any state in which such Product is to be sold hereunder, Licensee Supplier shall have the right to cease supplying Product to the impacted Station(s) for so long as such regulation or limitation is in effect.

17. Notices. Any notice required hereunder shall be in writing and shall be hand delivered, sent by registered or certified mail, sent by overnight delivery service or sent via email. The notice addresses of SBI Holder and Purchaser shall be their respective principal places of business as specified herein, or such other place as a party shall specify in writing to the other. Any such notices shall take effect upon hand delivery, delivery by overnight delivery service or three (3) days after the mailing thereof, as applicable. Any notice given by email shall be deemed to have been given as of the date transmitted by email (or if transmitted after the recipient’s normal business hours, on the next business day, and provided that no automated notice of delivery failure is received by the sender).

18. Termination.

(a) This Agreement shall be terminated upon expiration of the term stated in Section 10 or as otherwise provided herein;

(b) This Agreement may be terminated by Licensee Supplier:

(i) if Purchaser commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the other party makes a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the other party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there is commenced against the other party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the other party takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the other party becomes generally not, or becomes unable to, or admits in writing its inability to, pay its debts as they become due (each of the foregoing, a “Bankruptcy Event”);

(ii) If Purchaser fails to pay any amounts when due in accordance with the terms of this Agreement and such failure shall continue unremedied for thirty (30) days;

(iii) if Purchaser fails to perform, satisfy or discharge any term, covenant, agreement, condition, warranty, obligation or duty set forth in this Agreement and such failure continues for thirty (30) days;

(iv) under the circumstances described as causes for termination by Licensee Supplier in Section 16;

(v) if Purchaser engages in fraud or criminal misconduct relevant to the operation of the business of Purchaser;

(vi) if possession of the Stations by Purchaser is interrupted by act of any government or agency thereof; or

(vii) if there occurs any other circumstance under which termination of a franchise is permitted under the provisions of the Petroleum Marketing Practices Act (P.L. 95-297).

(c) This Agreement may be terminated by Purchaser:

(i) if Licensee Supplier incurs a Bankruptcy Event;

(ii) if Licensee Supplier fails to perform, satisfy or discharge any term, covenant, agreement, condition, warranty, obligation or duty set forth in this Agreement and such failure continues for thirty (30) days after written notice is provided by Purchaser; or

(iii) if Licensee Supplier engages in fraud or criminal misconduct relevant to the operation of the business of SBI Holder; or

(iv) at any time upon ninety (90) days’ notice to Licensee Supplier if Purchaser sells all or substantially all of its business (through a single transaction or a series of related transactions, including any disposition by means of an asset sale, merger, consolidation or similar transaction) and the party that acquires of Purchaser’s business does not assume this Agreement;

provided that in connection with any termination or breach of this Agreement by any party hereto, Purchaser shall pay Licensee Supplier liquidated damages in an amount equal to (A) the Adder multiplied by (B) the number of gallons of Product Purchaser was obligated to purchase pursuant to this Agreement that remains unpurchased at the time of such termination. For purposes of such calculation, the amount of unpurchased gallons shall be equal to (x) the average of the monthly gallons purchased during the most recent twelve month period (or if twelve months have not yet elapsed then such lesser period as have elapsed) during the term of the Agreement multiplied by (y) the number of months remaining in the Applicable Term. The parties acknowledge and agree that such termination for convenience or breach by Purchaser would cause SBI Holder to suffer substantial economic damages and losses of types and in amounts which are impossible to compute and ascertain with certainty. Accordingly, the parties agree that the liquidated damages provided for in this paragraph represent a fair, reasonable and appropriate estimate of damages and are not intended as a penalty. The liquidated damages provisions set forth herein solely relates to a termination of this Agreement or Purchaser’s breach of this Agreement, as applicable, and shall be in addition to, and not in lieu of, any amounts due in connection with a termination of the Amended and Restated Omnibus Agreement between the parties hereto and certain other parties and any successor agreement thereto.

(d) Any termination of this Agreement by SBI Holder shall be accompanied by such notice from SBI Holder as may be required by law.

(e) Termination of this Agreement by any party for any reason shall not relieve the parties of any obligation theretofore accrued under this Agreement.

(f) The parties hereto acknowledge that during the Applicable Term, if (a) Licensee Supplier fails to timely and completely make full payment of the Licensing Fee to SBI Holder when due under the SBI Agreement, (b) Licensee Supplier breaches its indemnification obligations to SBI Holder under this Agreement or the SBI Agreement, and such breach is not cured in the timeframe permitted by the applicable agreement, (c) any party breaches (and such breach is not cured in the timeframe permitted by this Agreement) or terminates this Agreement, (d) Licensee Supplier breaches (and such breach is not cured in the timeframe permitted by the SBI Agreement) or terminates any provision of the SBI Agreement or (e) Licensee Supplier breaches (and such breach is not cured in the timeframe permitted by the applicable Fuel Supplier Agreement) or terminates any Fuel Supplier Agreement in any manner that is adverse to SBI Holder or the Administrative Agent, SBI Holder shall have the right to revoke the SBI License. Upon such revocation, Licensee Supplier shall immediately cease and desist from supplying the Product, such right to distribute the Product to Purchaser shall revert to SBI Holder, and SBI Holder shall, and hereby agrees to, assume all obligations of Licensee Supplier herein from and after the date of such reversion.

19. Sale or Assignment. No party shall assign its rights or delegate its duties under this Agreement, in whole or in part, without first receiving written consent from the other parties, which consent shall be subject to such party’s sole discretion. Notwithstanding the foregoing, each party may collaterally assign its rights under this Agreement to Capital One, National Association (in its capacity as the administrative agent under that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of May 5, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof) (the “Administrative Agent”), grant a lien on this Agreement and any proceeds hereof to the Administrative Agent and hereby consent to any transfer to, or with the prior written consent of, the Administrative Agent. Furthermore, the Administrative Agent may transfer its rights under this Agreement pursuant to any collateral assignment, lien or foreclosure to any transferee without the consent of any party hereto.

20. Compliance with Laws; Severability of Provisions. The parties expressly agree that it is not the intention of any party to violate statutory or common law and that if any section, sentence, paragraph, clause or combination of same is in violation of any law, such sections, sentences, paragraphs, clauses or combination of same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto unless in the judgment of a party hereto, the remaining portions hereof are inadequate to properly define the rights and obligations of the parties, in which event such party shall have the right, upon making such determination, to thereafter terminate this Agreement upon written notice to the other.

21. Entire Agreement. This writing is intended by the parties to be a final, complete and exclusive statement of their agreement about the matters covered herein. This Agreement, together with the SBI Agreement, the Amended and Restated Omnibus Agreement, and the documents referred to herein or therein, contains the exclusive entire and final understanding of the parties with respect to the subject matter hereof. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT. No amendment or alterations to this Agreement shall have any effect unless made in writing and signed by an authorized representative of each party hereto.

22. Representations and Warranties; Limitation of Liability.

(a) In connection with the transactions contemplated by this Agreement, each party hereby severally and not jointly represents and warrants to each other party that the following statements are correct as of the date hereof:

(i) Such party is (a) an individual or (b) a corporation, limited partnership, limited liability company or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.

(ii) The execution and delivery by such party of this Agreement and the performance of the obligations contemplated hereby are within such party’s powers and have been duly authorized by all necessary action on the part of such party. This Agreement has been duly executed and delivered by such party. This Agreement constitutes a valid and legally binding agreement of such party, enforceable against such party in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii) No order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to such party in connection with the execution, delivery and performance by such party of this Agreement.

(iv) The execution, delivery and performance by such party of this Agreement does not and will not (a) violate the certificate of incorporation, bylaws, certificate of limited partnership, agreement of limited partnership, certificate of formation, limited liability company agreement or other organizational documents of such party, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon such party, (c) result in a breach of, or constitute a default under, any contract, agreement, license, lease or other commitment to which such party is a party or is bound or (d) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of such party under any provision of any agreement or other instrument binding upon such party, except in each of the cases described in clauses (b) through (d), for any violation, breach or default which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such party’s performance of its obligations under this Agreement.

(b) Licensee Supplier warrants that the Product supplied hereunder will conform to the promises and affirmations of fact made in Licensee Supplier’s current technical literature and printed advertisements, if any, related specifically to such product(s) and that it will convey good title to the product(s) supplied hereunder, free of all liens. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED. THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

(c) SBI HOLDER AND LICENSEE SUPPLIER SHALL NOT BE LIABLE FOR ANY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES INCLUDING ANY LOSS OF PROFIT, EVEN IF SBI HOLDER OR LICENSEE SUPPLIER IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

23. Operating Standards. Purchaser shall conduct the operation of its business described hereunder in a clean and safe manner and shall otherwise conduct no business which could interfere with SBI Holder’s sale or supply of Product or damage the goodwill of SBI Holder. Without limiting the foregoing, Purchaser shall fully comply with the standards of any branded fuel SBI Holder at any Station which bears such brand.

24. [reserved]

25. Attorney’s Fees. It is hereby agreed to and understood by the parties to this Agreement that if any party obtains a judgment against any other party for breach of any provisions hereof, the judgment holder’s contract damages include all attorney’s fees and other litigation expenses incurred by such judgment holder in obtaining such judgment. For the avoidance of doubt, in the event that all parties are determined to be prevailing parties as to different claims comprising the same cause of action, each party shall be entitled to recover its attorneys’ fees that relate to the specific claim or claims as to which such party was the prevailing party.

26. Nature of Agreement/No Third-Party Beneficiary.

(a) In consideration of the granting and execution of this Agreement, it is agreed that there shall be no contractual obligation to extend or renew the period or terms of this Agreement in any way, and the parties agree that this Agreement shall not be considered or deemed to be any form of “joint venture” or “partnership” at the Stations of Purchaser or otherwise. This Agreement shall bind the respective executors, administrators, personal representatives, permitted assigns, and successors of the parties.

(b) This Agreement is intended for the sole benefit of the parties hereto. Nothing contained herein shall be deemed, interpreted, or construed to create, or express any intent to create, third-party beneficiary rights in favor of any person or entity, except for any indemnified party (or other person entitled to be indemnified pursuant to this Agreement; provided that it is acknowledged and agreed that each Indemnified Party is a third party beneficiary with respect to Section 5 hereof and shall be permitted to enforce such provision in accordance with its terms..

27. Insurance. Purchaser shall obtain comprehensive general liability insurance covering operations and premises, complete operations and products liability and contractual liability, all with limits reasonably required by SBI Holder and consistent with past practice. The insurance will name SBI Holder, its officers, members, managers, and successors, assignees, subsidiaries and affiliates as an additional insured, and Purchaser shall furnish SBI Holder with certificates of such insurance which provide that coverage will not be canceled or materially changed prior to thirty (30) days’ advance written notice to SBI Holder.

28. Non-Exclusive Territory. Nothing in this Agreement grants Purchaser an exclusive territory to market and resell any petroleum products. SBI Holder reserves the right to market and sell, and authorize others to market and sell, petroleum products in any manner SBI Holder chooses, including through its own retail outlets or through designated wholesalers or other retailers.

29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement. Electronic signatures (including via Docusign) and facsimile or other electronically scanned and transmitted signatures (including by email attachment) shall be deemed originals for all purposes of this Agreement.

30. Accord. The parties have discussed the provisions of this Agreement and find them fair and mutually satisfactory and further agree that in all respects the provisions are reasonable and of material significance to the relationship of the parties hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above to be effective as of the Effective Date.

GPM PETROLEUM, LLC

By:		By:
Name:	Arie Kotler	Name:
Title:	President and CEO	Title:

GPM EMPIRE, LLC

By:		By:
Name:	Arie Kotler	Name:
Title:	President and CEO	Title:

GPM INVESTMENTS, LLC

By:		By:
Name:	Arie Kotler	Name:
Title:	President and CEO	Title:

[Signature Page to Third Amended, Restated, and Consolidated Fuel Distribution Agreement]

Exhibit A